As filed with the Securities and Exchange Commission on June 24, 2002.
Registration No. 333-87866

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITRIN, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	95-4255452 (I.R.S. Employer Identification No.)
One East Wacker Drive
Chicago, Illinois 60601
(312) 661-4500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott Renwick, Esq.
Senior Vice President, General Counsel and Secretary
Unitrin, Inc.
One East Wacker Drive
Chicago, Illinois 60601
(312) 661-4500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Brian W. Duwe, Esq.
Skadden, Arps, Slate, Meagher & Flom (Illinois)
333 West Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by the registrant

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Subject to Completion. Dated June 24, 2002.

Preliminary Prospectus Supplement to Prospectus dated               , 2002.

$300,000,000

% Senior Notes due             , 2007

Unitrin will pay interest on the notes on              and              of each year. The first such payment will be made on                 , 2002. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

Unitrin may redeem the notes in whole at any time or in part from time to time at the redemption prices set forth in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Unitrin	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from             , 2002 and must be paid by the purchaser if the notes are delivered after             , 2002.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on            , 2002.

Goldman, Sachs & Co.	Banc One Capital Markets, Inc.

Wachovia Securities

BNY Capital Markets, Inc.

Tokyo-Mitsubishi International plc

Wells Fargo Brokerage Services, LLC

Prospectus Supplement dated             , 2002.
The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Unitrin, Inc. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “UTR”. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents to the extent they have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

•	Current Report on Form 8-K dated May 1, 2002; and

•	Current Report on Form 8-K dated May 7, 2002.

We incorporate by reference the documents listed above and any future filings made with the SEC, to the extent they have been filed, in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601 (telephone number (312) 661-4500). You may also obtain some of the documents incorporated by reference into this document at our website, http://www.unitrin.com. You should be aware that the information contained on our website is not a part of this document.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Unitrin,” “we,” “us” and “our” refer to Unitrin, Inc.

UNITRIN, INC.

We are a holding company which, through our subsidiaries, serves the basic financial needs of individuals, families and small businesses by providing property and casualty insurance, life and health insurance, and consumer finance services. Our property and casualty insurance business operations are conducted through the following segments: Multi Lines Insurance (primarily consisting of preferred and standard risk automobile, homeowners, fire, commercial liability and workers compensation insurance), Specialty Lines Insurance (including nonstandard personal and commercial automobile, motorcycle and specialty watercraft insurance) and Unitrin Direct (a direct marketing automobile insurance unit).

Multi Lines Insurance products are marketed to individuals and businesses with favorable risk characteristics and loss histories and are sold by independent agents. The Unitrin Multi Lines Insurance segment principally is comprised of 11 insurance companies operating mainly in the southern, midwestern, western and northwestern regions of the United States. With operations located in 31 states, the Multi Lines Insurance segment has over 424,000 policies in force. Specialty Lines Insurance products are sold to individuals and businesses in the non-standard and specialty market through independent agents. Unitrin's Specialty Lines Insurance segment principally is comprised of 4 insurance companies operating in the southern, western, midwestern and northwestern regions of the United States. With operations located in 28 states, the Specialty Lines Insurance segment has over 300,000 policies in force. Unitrin Direct provides personal automobile insurance marketed through direct mail, radio and television advertising and the Internet.

The Unitrin Life and Health Insurance companies mainly focus on providing individual life and health insurance products to customers who desire fundamental protection for themselves and their families. The leading product of the Unitrin Life and Health Insurance segment is ordinary life insurance, including permanent and term insurance. Premiums are typically charged on a monthly basis and average approximately $22 per policy per month. Permanent policies are offered primarily on a non-participating, guaranteed-cost basis. The products in the Life and Health Insurance segment are sold primarily by employee-agents. The Life and Health Insurance employee-agents also market property insurance products under common management. Finally, the Consumer Finance segment operates primarily in the financing of used automobiles through the purchase of retail installment contracts from automobile dealers and making personal loans, mostly secured by automobiles. Fireside Thrift has 33 branches in California and loan production offices in Arizona, Colorado, Oregon and Washington. Fireside Thrift does business with over 3,500 automobile dealers in California, Arizona, Colorado, Oregon and Washington, and is one of the largest non-prime automobile lenders in California.

Our subsidiaries employ over 7,700 full-time associates of which approximately 1,220 are employed in the Multi Lines Insurance segment, 760 in the Specialty Lines Insurance segment, 290 in the Unitrin Direct segment, 4,700 in the Life and Health Insurance segment and 670 in the Consumer Finance segment.

We are a holding company whose primary source of funds for the payment of interest on our obligations or dividends to our shareholders is dividends from our subsidiaries. The amount of dividend distributions to us from our insurance subsidiaries may be restricted by state insurance laws and regulations as administered by state insurance departments. In addition, we have significant equity investments in Northrop Grumman Corporation (NYSE:NOC), UNOVA, Inc. (NYSE:UNA) and Baker Hughes Incorporated (NYSE:BH).

We were incorporated in Delaware in 1990. Our principal executive offices are located at One East Wacker Drive, Chicago, Illinois 60601, and the telephone number is (312) 661-4500.

USE OF PROCEEDS

We will use the net proceeds from this offering to repay outstanding borrowings under our credit facility and for general corporate purposes. As of June 20, 2002, the maximum commitment level permitted under our credit facility, which expires on September 1, 2002, was $440 million, of which $216 million was outstanding at a weighted-average variable rate of interest of approximately 2.09% per annum. The maximum commitment level under our credit facility will not be affected by our repayment of outstanding borrowings.

CAPITALIZATION

The table below shows our unaudited capitalization on a consolidated basis as of March 31, 2002. The table also shows adjustments to our unaudited capitalization to reflect this offering and the application of the estimated proceeds we will receive in this offering, net of fees and estimated expenses. You should refer to the unaudited financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	As of March 31, 2002
	Actual	As Adjusted
	(unaudited)
	(in millions)
Debt:
% Senior Notes due , 2007	$—	$300.0
Other debt	254.0	—

Total debt	254.0	—

Shareholders’ equity:
Common Stock, $0.10 par value, 100,000,000 shares authorized, 67,670,950 issued and outstanding	6.8	6.8
Paid-in capital	498.7	498.7
Accumulated other comprehensive income	244.3	244.3
Retained earnings	1,205.9	1,205.9

Total shareholders’ equity	1,955.7	1,955.7

Total debt and shareholders’ equity	$2,209.7	$2,255.7

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges(1) for the periods indicated:

	Three months ended March 31, 2002	Year ended December 31,
		2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges, Excluding Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	9.3x	52.3x	11.1x	38.3x	103.9x	21.6x

Ratio of Earnings to Fixed Charges, Including Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	2.4x	10.6x	3.7x	6.8x	17.8x	4.1x

(1)
The ratios of earnings to fixed charges have been computed on a consolidated basis by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt (including or excluding interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts depending on the caption presented above) and a factor for interest included in rent expense. Earnings before Income Taxes and Fixed Charges consists of Income before Income Taxes and Equity in Net Income (Loss) of Investees as set forth in our consolidated statement of income included in our report on Form 10-K for the year ended December 31, 2001, plus dividends from investees plus applicable fixed charges.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected consolidated financial information concerning us and our subsidiaries for the five years ended December 31, 2001, and for the three months ended March 31, 2002 and 2001. You should refer to the financial statements in our Annual Report on Form 10-K, filed with the SEC on February 1, 2002, and our Quarterly Report on Form 10-Q, filed with the SEC on April 25, 2002, which are each incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.” The information for the three-month periods ended March 31, 2002 and 2001 is unaudited; however, management believes the results include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement. The interim results of operations may not be indicative of the results for the full year.

	Three months ended March 31,		Years ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(unaudited)		(audited)
	(Dollars in millions, except per share amounts)
Consolidated Statement of Income Data:
Revenues:
Premiums	$416.3	$370.7	$1,568.0	$1,447.9	$1,373.3	$1,228.3	$1,222.0
Consumer Finance Revenues	39.9	38.6	159.1	141.7	123.6	113.8	125.0
Net Investment Income	55.4	56.8	238.5	223.1	203.0	186.4	179.5
Net Gains on Sales of Investments	0.3	1.7	568.2	140.5	113.7	557.4	3.6

Total Revenues	511.9	467.8	2,533.8	1,953.2	1,813.6	2,085.9	1,530.1

Expenses:
Insurance Claims and Policyholders’ Benefits	301.5	262.5	1,217.1	1,039.6	889.1	781.8	780.1
Insurance Expenses	156.7	150.0	624.8	609.5	573.6	507.7	480.4
Consumer Finance Expenses	32.4	32.5	127.2	115.7	99.5	95.6	116.7
Interest and Other Expenses	4.8	4.9	22.2	36.2	14.4	13.7	13.1

Total Expenses	495.4	449.9	1,991.3	1,801.0	1,576.6	1,398.8	1,390.8

Income before Income Taxes and Equity in Net Income of Investees	16.5	17.9	542.5	152.2	237.0	687.1	139.8
Income Tax Expense	4.6	6.5	190.3	54.4	77.9	238.6	47.1
Income before Equity in Net Income of Investees	11.9	11.4	352.2	97.8	159.1	448.5	92.7
Equity in Net Income (Loss) of Investees	(2.7)	5.2	28.7	(6.8)	41.9	62.3	25.2

Net Income	$9.2	$16.6	$380.9	$91.0	$201.0	$510.8	$117.9

Net Income Per Share	$0.14	$0.25	$5.64	$1.32	$2.76	$6.55	$1.58

Net Income Per Share Assuming Dilution	$0.13	$0.24	$5.60	$1.32	$2.74	$6.51	$1.56

	As of March 31,		Years ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(in millions)
Consolidated Balance Sheet Data:
Total Assets	$7,224.8	$6,212.7	$7,133.7	$6,165.8	$5,934.8	$5,909.9	$4,920.7
Total Liabilities	5,269.1	4,526.7	5,216.9	4,464.6	4,217.8	4,087.5	3,387.7
Total Shareholders’ Equity	1,955.7	1,686.0	1,916.8	1,701.2	1,717.0	1,822.4	1,533.0

DESCRIPTION OF NOTES

The following description of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus (the notes are referred to in that prospectus as the “debt securities”). You should carefully read the entire prospectus supplement and accompanying prospectus to understand fully the terms of the notes. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth in the accompanying prospectus.

General

The notes are a single series of senior debt securities issued by us under the indenture to be dated as of                     , 2002, between us and BNY Midwest Trust Company, as trustee, which is more fully described in the accompanying prospectus. The notes are unsecured and will rank equally with all of Unitrin, Inc.’s other senior and unsubordinated debt. As of June 20, 2002, Unitrin, Inc. had $216 million of senior unsubordinated debt outstanding. The indenture does not limit the amount of notes that we may issue or the amount of debt that we may incur in the future.

The maximum principal amount of notes that we will issue in this series of debt securities is $300 million. The notes will mature on                  , 2007. We have the option to redeem the notes prior to their stated maturity on the terms described below; holders of the notes do not have any similar option to require us to redeem the notes before their stated maturity. The notes will not be entitled to the benefit of any sinking fund.

We will pay interest on the notes at an annual rate of     % from the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the notes will be payable semiannually on each                         and             , beginning on                , 2002, to the persons in whose names the notes are registered at the close of business on the preceding                 or                 , respectively, except that any interest payable upon maturity or any earlier redemption of the notes will be payable to the person to whom the principal of the note is payable.

Optional Redemption

We may redeem the notes, in whole at any time or in part from time to time at our option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•
the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus         basis points.

If we have given notice as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, those notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of those notes will be to receive payment of the redemption price.

We will give notice of any optional redemption to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

We will notify the trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the series and the aggregate principal amount of notes to be redeemed and their redemption date. If less than all the notes of that series is to be redeemed, the trustee shall select which notes of that series are to be redeemed in a manner it deems to be fair and appropriate.

If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means Goldman, Sachs & Co. or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co. and Banc One Capital Markets, Inc. and their respective successors and, at our option, other nationally recognized investment banking firms that are primary dealers of U.S. government securities in New York City. If any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, we must substitute another primary dealer of U.S. government securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

Consolidation, Merger, Sale, Conveyance and Lease

We may not (i) merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other person other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no person may merge with or into or consolidate with us or, except for any of our direct or indirect wholly-owned subsidiaries, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

(a)    we are the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all our obligations under the debt securities and the Indentures;

(b)    immediately after the transaction, no default or “event of default” (as defined in the indenture) has occurred and is continuing; and

(c)    we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture relating to the transaction complies with the indenture.

Book-Entry System; Delivery and Form

General

The notes will be issued in the form of one or more fully registered global securities. For purposes of this prospectus supplement, “global security” refers to the global security or global securities representing the entire issue of the notes. The global security will be deposited with The Depository Trust Company and registered in the name of Cede & Co., as DTC’s nominee, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee. Except in the limited circumstances described below, the notes will not be issued in definitive certificated form. The global security may be transferred, in whole and not in part, only to another nominee of DTC. We understand as follows with respect to the rules and operating procedures of DTC, which affect transfers of interests in the global security.

DTC

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor the trustee take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that

•
It is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•
DTC holds securities for its participants (“Participants”) and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, between Participants through electronic computerized book-entry changes in the accounts of its Participants, thereby eliminating the need for physical movement of securities certificates.

•	Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriters.

•	DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•
Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Persons who are not Participants may beneficially own notes held by DTC only through Participants or Indirect Participants. Beneficial ownership of notes may be reflected (1) for investors who are Participants, in the records of DTC, (2) for investors holding through a Participant, in the records of such Participant, whose aggregate interests on behalf of all investors holding through such Participant will be reflected in turn in the records of DTC, or (3) for investors holding through an Indirect Participant, in the records of such Indirect Participant, whose aggregate interests on behalf of all investors holding through such Indirect Participant will be reflected in turn in the records of a Participant. Accordingly, transfers of beneficial ownership in the global security can only be effected through DTC, a Participant or an Indirect Participant. Each of the underwriters is a Participant or an Indirect Participant.

Interests in the global security will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its Participants. The global security will trade in DTC’s same-day funds settlement system until maturity, and secondary market trading activity for the global security will therefore settle in immediately available funds. The laws of some states require that certain persons take physical delivery in definitive form of securities. Consequently, the ability to transfer beneficial interests in the global security to such persons may be limited.

So long as DTC, or its nominee, is the registered owner of the global security, DTC, or its nominee, for all purposes will be considered the sole holder of the notes under the indenture. Except as provided below, owners of beneficial interests in the global security will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the holders thereof under the indenture. Accordingly, any person owning a beneficial interest in the global security must rely on the procedures of DTC and, if such person is not a Participant in DTC, on the procedures of the Participant through which such person, directly or indirectly, owns its interest, to exercise any rights of a holder of notes.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a beneficial interest in the notes to pledge such notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such notes, may be affected by the lack of a physical certificate for such notes.

Payment of principal of and interest on the notes will be made to DTC, or its nominee, as the registered owner of the global security. Neither Unitrin nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We understand that it is the practice of DTC that:

•
Upon receipt of any payment of principal of or interest on the global security to credit the Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC; and

•
Payments by Participants to owners of beneficial interests in the global security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If we redeem the notes, we will send the notice of redemption to DTC. If we redeem less than all of the notes, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each Participant in the notes to be redeemed.

We understand that under existing industry practices, if we request holders of the notes to take action, or if an owner of a beneficial interest in a note desires to take any action which a holder is entitled to take under the indenture, then

•	DTC would authorize the Participants holding the relevant beneficial interests to take such action, and

•	Such Participants would authorize the beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of notes among its Participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global security upon surrender by DTC of the global security if:

•
DTC notifies us that it is no longer willing or able to act as a depository for the global security or if at any time DTC is no longer registered or in good standing under the Exchange Act, and we have not appointed a successor depository within 90 days of that notice;

•	An event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	We determine at any time not to have the notes represented by a global security.

Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to those persons. Individual certificated notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts of the certificated notes to be issued.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. We will make all payments of principal and interest on the notes in immediately available funds. The notes will trade in DTC’s same-day funds settlement system until maturity, and secondary market trading activity in the notes therefore will be required by DTC to settle in immediately available funds.

Paying Agent

We will pay interest, principal and any other money due on the notes at the office of the paying agent of the trustee in New York City. The office of the paying agent is currently located at The Bank of New York, 101 Barclay Street, Floor 21 West, New York, New York 10286.

Ratings

Standard & Poor’s and Moody’s currently rate Unitrin, Inc.’s senior unsecured debt A- and A3, respectively; the outlook is “stable” on each of these ratings. These ratings reflect only the views of Standard & Poor’s and Moody’s and are not recommendations to buy, sell or hold the notes. These ratings can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant such change. Each rating should be evaluated independently of any other rating.

The Trustee

BNY Midwest Trust Company, an affiliate of The Bank of New York, is the trustee under the indenture for this offering. BNY Capital Markets, Inc., an affiliate of The Bank of New York, is an underwriter of this offering. The Bank of New York is a lender under our existing credit facility. Pursuant to the Trust Indenture Act of 1939, if an event of default were to occur with respect to the notes, BNY Midwest Trust would be deemed to have conflicting interests, by virtue of being an affiliate of a lender under the credit facility and an affiliate of one of the underwriters of the notes. In that event, BNY Midwest Trust would be required to resign as a trustee or eliminate the conflicting interests.

UNDERWRITING

Unitrin and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$
Banc One Capital Markets, Inc.
Wachovia Securities, Inc.
BNY Capital Markets, Inc.
Tokyo-Mitsubishi International plc
Wells Fargo Brokerage Services, LLC

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. Unitrin does not intend to apply for listing of the notes on a national securities exchange. Unitrin has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Unitrin estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $700,000.

Unitrin has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In the ordinary course of business, certain of the underwriters and their affiliates have engaged and may in the future engage in investment banking and commercial banking transactions with Unitrin.

Affiliates of each of the underwriters of this offering (other than Goldman, Sachs & Co.) are lenders under our $440 million unsecured line of credit, and upon application of the net proceeds of this offering, will receive their proportionate share of the amount of this line of credit to be repaid. See “Use of Proceeds.” Affiliates of the underwriters will receive in aggregate more than 10% of the proceeds of this offering as a result of the repayment of borrowings under our credit facility. Therefore, this offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

Banc One Capital Markets, Inc. and one of its affiliates are currently negotiating with Unitrin regarding the establishment of a new credit facility that would replace the existing credit facility. Banc One Capital Markets, Inc. and such affiliate have agreed to pay certain expenses of Unitrin which would be payable in connection therewith.

VALIDITY OF THE NOTES

The validity of the notes and certain other legal matters will be passed upon for us by Scott Renwick, Senior Vice President, General Counsel and Secretary of Unitrin and by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. Mr. Renwick owns less than one percent of our common stock. The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell, New York, New York.

SUBJECT TO COMPLETION, DATED JUNE 24, 2002

Prospectus

$500,000,000

Unitrin, Inc.

Debt Securities, Preferred Stock, Common Stock, Warrants

Unitrin, Inc. may offer, issue and sell, together or separately, its:

•	debt securities, which may be senior debt securities or subordinated debt securities

•	shares of its preferred stock

•	shares of its common stock

•	warrants

Unitrin, Inc. will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Unitrin, Inc. may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Unitrin, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “UTR.”

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2002.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Unitrin,” “we,” “our,” or “us” refer to Unitrin, Inc.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock and warrants, as described in this prospectus, in one or more offerings up to a total dollar amount of $500,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time that securities are sold, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including Unitrin, Inc. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “UTR”. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents to the extent they have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

•	Current Report on Form 8-K dated May 1, 2002; and

•	Current Report on Form 8-K dated May 7, 2002.

We incorporate by reference the documents listed above and any future filings made with the SEC, to the extent they have been filed, in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601 (telephone number (312) 661-4500). You may also obtain some of the documents incorporated by reference into this document at our website, http://www.unitrin.com. You should be aware that the information contained on our website is not a part of this document.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•	changes in general economic conditions, including the performance of financial markets and interest rates;

•	heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

•	the number and severity of insurance claims (including those associated with catastrophe losses);

•	changes in industry trends;

•	regulatory approval of insurance premium rates, license applications and similar matters;

•	regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

•	downgrades in our ratings;

•	investor interest in insurance services;

•	absolute and relative performance of the products or services our subsidiaries offer;

•	other risks and uncertainties described from time to time in our filings with the SEC; and

•	the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein.

We do not undertake any obligation to publicly correct or update any forward-looking statement if we become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

UNITRIN, INC.

We are a holding company which, through our subsidiaries, serves the basic financial needs of individuals, families and small businesses by providing property and casualty insurance, life and health insurance, and consumer finance services. Our property and casualty insurance business operations are conducted through the following segments: Multi Lines Insurance (primarily consisting of preferred and standard risk automobile, homeowners, fire, commercial liability and workers compensation insurance), Specialty Lines Insurance (including nonstandard personal and commercial automobile, motorcycle and specialty watercraft insurance) and Unitrin Direct (a direct marketing automobile insurance unit, marketing personal automobile insurance through direct mail, radio and television advertising and the Internet). The Unitrin Life and Health Insurance companies mainly focus on providing individual life and health insurance products to customers who desire fundamental protection for themselves and their families. The leading product of the Unitrin Life and Health Insurance segment is ordinary life insurance, including permanent and term insurance. Finally, the Consumer Finance segment operates primarily in the financing of used automobiles through the purchase of retail installment contracts from automobile dealers and making personal loans, mostly secured by automobiles.

Our subsidiaries employ over 7,700 full-time associates of which approximately 1,220 are employed in the Multi Lines Insurance segment, 760 in the Specialty Lines Insurance segment, 290 in the Unitrin Direct segment, 4,700 in the Life and Health Insurance segment, and 670 in the Consumer Finance segment.

We are a holding company whose primary source of funds for the payment of interest on our obligations or dividends to our stockholders is dividends from our subsidiaries. The amount of dividend distributions to us from our insurance subsidiaries may be restricted by state insurance laws and regulations as administered by state insurance departments.

We were incorporated in Delaware in 1990. Our principal executive offices are located at One East Wacker Drive, Chicago, Illinois 60601, and the telephone number is (312) 661-4500.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes, including repayment of existing indebtedness, working capital and the expansion of our business through new insurance product offerings, enhanced distribution and marketing of existing insurance products and strategic acquisitions as opportunities arise.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges(1) for the periods indicated:

	Three Months Ended March 31, 2002	Year Ended December 31,
		2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges, Excluding Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	9.3x	52.3x	11.1x	38.3x	103.9x	21.6x

Ratio of Earnings to Fixed Charges, Including Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	2.4x	10.6x	3.7x	6.8x	17.8x	4.1x

(1)
The ratios of earnings to fixed charges have been computed on a consolidated basis by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt (including or excluding interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts depending on the caption presented above) and a factor for interest included in rent expense. Earnings before Income Taxes and Fixed Charges consists of Income before Income Taxes and Equity in Net Income (Loss) of Investees as set forth in our consolidated statement of income included in our report on Form 10-K for the year ended December 31, 2001, plus dividends from investees plus applicable fixed charges.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock and warrants that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “Senior Indenture” and subordinated debt securities will be issued under a “Subordinated Indenture.” This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.”

The forms of Indentures are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.

General

The debt securities will be direct unsecured obligations of ours. The senior debt securities will rank equally with all of Unitrin, Inc.’s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness.

Because we are principally a holding company, our right to participate in any distribution of assets of any subsidiary, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries and holders of debt securities should look only to our assets for payment thereunder. Furthermore, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon dividends or other payments to us from our subsidiaries.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•
whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•
if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•
our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•
the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities;

•
the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities and, if other than by a certified resolution of the Board of Directors, the manner in which our election to defease the debt securities will be evidenced;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.

Under the Subordinated Indenture, “Senior Indebtedness” means all obligations of ours in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on indebtedness of ours for borrowed money;

•	all obligations guaranteed by us for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

•
all obligations guaranteed by us evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered senior indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

•	any obligations of ours as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all obligations of ours for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•
all obligations of ours in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us); and

•	any amendments, renewals, extensions, modifications and refundings of any of the above.

Senior Indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by us in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

•
any indebtedness of ours to our affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with us that is a financing vehicle of ours in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by us) unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any), interest or any other payment due on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other acquisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of ours, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the Senior Indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not (i) merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other person other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no person may merge with or into or consolidate with us or, except for any of our direct or indirect wholly-owned subsidiaries, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•
We are the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all our obligations under the debt securities and the Indentures;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture relating to the transaction complies with the applicable Indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•
our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure; and

•	certain events of bankruptcy, insolvency or reorganization.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any action against us under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request during which time the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with that request.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. Finally, the deposit may not result in (i) an Event of Default, and no Event of Default may occur for 90 days following the deposit, (ii) a breach or violation of, or constitute a default under, any indenture or other agreement or instrument for borrowed money, pursuant to which more than $100,000,000 principal amount is then outstanding, to which we are a party or by which we are bound or (ii) the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act unless such trust shall be registered under the Investment Company Act or exempt from registration thereunder.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the Indentures, we and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•
extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to any debt security;

•
reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

•	reduce the requirements contained in the Indentures for quorum or voting; or

•	modify any of the above provisions.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the Indentures. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for the holders money for their payment or redemption.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest payment, which will be specified in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•
DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

•	We determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations. The holders will be responsible for the payment of any applicable taxes or other governmental charges in connection with transfers or exchanges of the debt securities.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Concerning the Trustee

We anticipate appointing the trustee under the Indenture as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee and/or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, of which 100,000 shares have been designated Series A preferred stock. No Preferred Stock is outstanding as of the date of this prospectus. Of the 100,000,000 shares of Common Stock authorized, 67,840,789 shares were outstanding as of May 31, 2002, and 10,577,752 shares have been reserved for issuance pursuant to certain employee benefits plans as of May 31, 2002. The following is a summary description of all material terms and provisions relating to our capital stock, Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated By-Laws (the “By-Laws”), but is qualified by reference to the Certificate of Incorporation and By-Laws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Voting Rights.    Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. The holders of our common stock have one vote for each share held on all matters voted upon by our stockholders, including the election of directors.

Dividends.    Except for any preferential rights of holders of any preferred stock that may then be issued and outstanding and any other class or series of stock having a preference over the common stock, holders of our common stock are entitled to receive dividends when declared by our board of directors, from legally available funds.

Other Rights.    On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Listing.    The common stock is listed on the New York Stock Exchange under the symbol “UTR.”

Transfer Agent and Registrar.    The transfer agent and registrar for the common stock is First Union National Bank.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. 100,000 shares have been designated Series A preferred stock. The Board of Directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation,

(i) the designation of the series;

(ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

(iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

(iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock;

(v) the redemption rights and price or prices, if any, for shares of the series;

(vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

(vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Unitrin, Inc.;

(viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of ours or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

(ix) the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series.

The authorized shares of preferred stock will be available for issuance without further action by our shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

Although the Board of Directors has no current intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Unitrin and its shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

Provisions With Possible Anti-Takeover Effects

Various provisions of the Delaware General Corporation Law and our Certificate of Incorporation and By-Laws, as well as the shareholder rights plan adopted by us and described below, may make more difficult the acquisition of control of us by means of a tender offer, open market purchases, a proxy fight or other means that are not approved by our board of directors but that a shareholder might consider to be in such shareholder’s best interest.

The summary set forth below describes certain provisions of the Certificate of Incorporation and By-Laws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and By-Laws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Charter and By-Law Provisions

Article Six of the Certificate of Incorporation and Article II of the By-Laws provide that a special meeting of the shareholders may be called only by the Chairman of the Board or by a majority of the Board of Directors then in office.

Article Six of the Certificate of Incorporation also provides that shareholders may not take any action by written consent.

Article II of the By-Laws requires that any nomination for election to the Board of Directors by a shareholder must be delivered to the Secretary not less than 60 nor more than 90 days prior to the anniversary of the preceding year’s annual meeting.

Business Combinations

Article Seven of the Certificate of Incorporation places certain restrictions on the following transactions with a direct or indirect beneficial owner (including certain former beneficial owners and successors to such beneficial owners) of more than 15% of the voting power of Unitrin’s outstanding voting stock (an “interested shareholder”):

(i) any merger or consolidation of Unitrin or any subsidiary with any interested shareholder or any other person (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder; or

(ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder or any affiliate of any interested shareholder of any assets of Unitrin or any subsidiary having an aggregate fair market value of $10,000,000 or more; or

(iii) the issuance or transfer by Unitrin or any subsidiary (in one transaction or a series of transactions) of any securities of Unitrin or any subsidiary to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of Unitrin proposed by or on behalf of any interested shareholder or any affiliate of any interested shareholder; or

(v) any reclassification of securities (including any reverse stock split or recapitalization of Unitrin) or any merger or consolidation of Unitrin with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Unitrin or any subsidiary beneficially owned by any interested shareholder or any affiliate of any interested shareholder.

We may only enter into one of the transactions described above if:

(i) the transaction has been approved by a majority of our “continuing directors,” being (1) members of our original Board of Directors, (2) persons unaffiliated with an interested shareholder who were members of the Board of Directors prior to such person or entity becoming an interested shareholder, or (3) successors of continuing directors who were recommended to succeed continuing directors by a majority of continuing directors then on the Board; or

(ii) the transaction has been approved by the affirmative vote of 75% of the voting power of our outstanding voting stock, voting together as a single class, the consideration to be received by the holders of each class or series of our capital stock is not less than the highest price paid by the Interested Shareholder for any shares of such class or series during the preceding 24 months and is either in cash or in the form of consideration previously used by the Interested Shareholder to acquire the largest number of shares of such class or series previously acquired by such Interested Shareholder and certain other conditions have been met.

Business Combination Statute

As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•
before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding stock held by persons who are both directors and officers or by certain employee stock plans); or

•
on or following the date on which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

A business combination includes mergers, assets sales and certain other transactions resulting in a financial benefit to the interested stockholder.

Shareholder Rights Plan

On August 3, 1994, our Board of Directors declared a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of Common Stock pursuant to a Rights Agreement bearing that date (the “Rights Agreement”).

Among other provisions of the Rights Agreement, if any person or group becomes the beneficial owner of 15% or more of our outstanding Common Stock (an “acquiring person”), then each shareholder (other than the acquiring person), upon exercise of a Right, would be entitled to buy Common Stock having a market price equal to twice the exercise price of the Right. The exercise price of a Right is $62.50. Unless and until a person or group becomes an acquiring person or commences a tender or exchange offer that would result in such person or group becoming an acquiring person (either such event is referred to as a “triggering event”), the Rights will not be evidenced by separate certificates and will trade with the Common Stock (i.e., the transfer of a share of Common Stock will also constitute the transfer of a Right). Upon the occurrence of a triggering event, separate certificates evidencing the Rights will be mailed to each shareholder of record. The Rights are not exercisable until a triggering event occurs and will expire on August 3, 2004 unless earlier redeemed by us.

The Rights may be redeemed by us at any time prior to the earlier of a person becoming an acquiring person and the expiration of the Rights at a redemption price of $0.005 per Right.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock or common stock (collectively, the “underlying warrant securities”), and such warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including: (i) the title of such warrants; (ii) the aggregate number of such warrants; (iii) the price or prices at which such warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the exercise price of such warrants may be payable; (v) the designation and terms of the underlying warrant securities purchasable upon exercise of such warrants; (vi) the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased; (vii) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (viii) whether such warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security; (xi) if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States federal income tax considerations; and (xiv) any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

We may sell the common stock, preferred stock, any series of debt securities and warrants being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the action or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with an offering of securities hereunder and under the applicable prospectus supplement, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois, will act as counsel to Unitrin.

EXPERTS

The consolidated financial statements of Unitrin, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

$300,000,000

    % Senior Notes due         , 2007

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.
Banc One Capital Markets, Inc.
Wachovia Securities
BNY Capital Markets, Inc.
Tokyo-Mitsubishi International plc
Wells Fargo Brokerage Services, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are as follows:

Securities and Exchange Commission Registration Fee	$46,000
Trustees’ Fees and Expenses	20,000	*
Printing and Engraving Fees and Expenses	75,000	*
Rating Agencies’ Fees	240,000	*
Accounting Fees and Expenses	100,000	*
Legal Fees	200,000	*
Miscellaneous	19,000	*

Total	$700,000	*

*Estimated.

Item 15.    Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by him (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. Delaware law also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, Delaware law provides the general authorization of advancement of a director’s or officer’s litigation expenses in lieu of requiring the authorization of such advancement by the Board of Directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

The Certificate of Incorporation of Unitrin provides for the broad indemnification of the directors and officers of Unitrin and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

The Certificate of Incorporation of Unitrin eliminates the personal liability of a director to Unitrin or its shareholders, under certain circumstances, for monetary damages for breach of fiduciary duty as a director.

Unitrin maintains a directors and officers liability insurance policy insuring the directors and officers of Unitrin and its subsidiaries in certain instances.

Item 16.    List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on June 24, 2002.

UNITRIN, INC.

By:                     /S/    ERIC J. DRAUT

Name:  Eric J. Draut
Title:    Chief Financial Officer and Executive  Vice President

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Richard C. Vie	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	June 24, 2002

/S/ ERIC J. DRAUT Eric J. Draut	Executive Vice President, Chief Financial Officer and Director (principal financial officer)	June 24, 2002

* Richard Roeske	Vice President and Chief Accounting Officer (principal accounting officer)	June 24, 2002

* Donald G. Southwell	President, Chief Operating Officer and Director	June 24, 2002

* James E. Annable	Director	June 24, 2002

* Douglas G. Geoga	Director	June 24, 2002

* Rueben L. Hedlund	Director	June 24, 2002

* Jerrold V. Jerome	Director	June 24, 2002

Signature	Title	Date

* William E. Johnston	Director	June 24, 2002

* Fayez S. Sarofim	Director	June 24, 2002

* Ann E. Ziegler	Director	June 24, 2002

/S/ ERIC J. DRAUT *By: -------------------------------------	Director	June 24, 2002
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
1.1	Form of Underwriting Agreement for debt securities to be filed as an exhibit to a Current Report of Unitrin, Inc. on Form 8-K and incorporated by reference herein.
1.2	Form of Underwriting Agreement for preferred stock to be filed as an exhibit to a Current Report of Unitrin, Inc. on Form 8-K and incorporated by reference herein.
1.3	Form of Underwriting Agreement for common stock to be filed as an exhibit to a Current Report of Unitrin, Inc. on Form 8-K and incorporated by reference herein.
3.1	Certificate of Incorporation of Unitrin, Inc.*
3.2	Amended and Restated By-Laws of Unitrin, Inc. (incorporated by reference to Exhibit 3.2 to Unitrin’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
4.1	Form of Senior Indenture.*
4.2	Form of Subordinated Indenture.*
4.3
Form of any Senior Note with respect to each particular series of Senior Notes issued hereunder to be filed as an exhibit to a Current Report of Unitrin, Inc. on Form 8-K and incorporated by reference herein.

4.4
Form of any Subordinated Note with respect to each particular series of Subordinated Notes issued hereunder to be filed as an exhibit to a Current Report of Unitrin, Inc. on Form 8-K and incorporated by reference herein.

4.5
Form of any certificate of designation, preferences and rights with respect to any preferred stock issued hereunder to be filed as an exhibit to a Current Report of Unitrin, Inc. on Form 8-K and incorporated by reference herein.

4.6	Form of Debt Warrant Agreement to be filed as an exhibit to a Current Report of Unitrin, Inc. on Form 8-K and incorporated by reference herein.
4.7	Form of Debt Warrant Certificate (included in Exhibit 4.6)
4.8	Form of Stock Warrant Agreement to be filed as an exhibit to a Current Report of Unitrin, Inc. on Form 8-K and incorporated by reference herein.
4.9	Form of Stock Warrant Certificate (included in Exhibit 4.8)
4.10
Rights Agreement, dated as of August 3, 1994, as amended October 12, 2000, between Unitrin, Inc. and First Union National Bank as Rights Agent, which includes: as Exhibit A thereto, the Form of Certificate of Amendment of Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Unitrin, Inc.; as Exhibit B thereto, the Form of Right Certificate; and, as Exhibit C thereto, the Summary of Rights to Purchase Series A Preferred Stock.*

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).**
12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of KPMG LLP, independent accountants.**
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.1).
24.1	Powers of Attorney.*
25.1	Statement of Eligibility on Form T-1 of the Trustee under the Senior Indenture.**
25.2	Statement of Eligibility on Form T-1 of the Trustee under the Subordinated Indenture to be filed as an exhibit to a Current Report of Unitrin, Inc. on Form 8-K and incorporated by reference herein.

*	Previously filed as an exhibit to the Registration Statement on Form S-3 filed May 9, 2002, Registration No. 333-87866.
**	Filed herewith.